As filed with the Securities and Exchange Commission on July 29, 2021.
Registration No. 333-257999

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Cognition Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
Delaware	2836	13-4365359
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2500 Westchester Ave.
Purchase, NY 10577
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Lisa Ricciardi
President and Chief Executive Officer
Cognition Therapeutics, Inc.
2500 Westchester Ave.
Purchase, NY 10577
(412) 481-2210
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Rachael M. Bushey Joseph Walsh Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Philadelphia, Pennsylvania 19103 (215) 981-4331	Stephen Older Rakesh Gopalan David S. Wolpa McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $0.001 par value per share	$50,000,000	$5,455(3)

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase.

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Cognition Therapeutics, Inc. is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-1 (File No. 333-257999) (the “Registration Statement”) solely to file certain exhibits as indicated in Part II of this Amendment. This Amendment does not modify any provision of the preliminary prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other expenses of issuance and distribution.
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Cognition Therapeutics, Inc., or the Registrant, in connection with the sale of our common stock being registered. All amounts are estimates except for the SEC registration fee, FINRA filing fee and Nasdaq Stock Market listing fee.
Item	Amount
SEC registration fee		$5,455
FINRA filing fee		8,000
Nasdaq Stock Market listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky, qualification fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
To be filed by amendment.

Item 14. Indemnification of directors and officers.
As permitted by Section 102 of the Delaware General Corporation Law, our third amended and restated certificate of incorporation and amended and restated bylaws to be in effect immediately prior to the closing of this offering will limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our third amended and restated certificate of incorporation will authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws will provide that:
•
we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•
the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide for the indemnification provisions described above and elsewhere herein. We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
The form of underwriting agreement for this initial public offering provides for indemnification by the underwriters of us and our officers and directors who sign this registration statement for specified liabilities, including matters arising under the Securities Act.
Item 15. Recent sales of unregistered securities.
Set forth below is information regarding all unregistered securities sold by us since January 1, 2018. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
Convertible Notes
From March 2018 to July 2020, we issued convertible promissory notes in the aggregate principal amount of $13.0 million with an interest rate of 8.0% per annum, pursuant to note purchase agreements entered into with certain holders of our capital stock. On May 1, 2021, the holders of all of our outstanding convertible promissory notes agreed to an acceleration of the date of the automatic conversion from June 30, 2021 to May 1, 2021 for all convertible promissory notes. Accordingly, on May 1, 2021, all of our outstanding convertible promissory notes were converted into 10,926,089 shares of our Series B-1 convertible preferred stock at a conversion price equal to $1.385 per share. As of the date of this prospectus, no notes are outstanding. Pursuant to the terms of our Series B-1 convertible preferred stock all shares will automatically convert into shares of our common stock upon the closing of this offering on a one-for-one basis.
SAFE Financing
In March 2021, we entered into simple agreements for future equity, or SAFEs, with various investors, pursuant to which we received gross proceeds in an aggregate amount equal to $8.9 million. The amount invested by the investors in the SAFEs is automatically convertible into shares of our common stock upon the closing of our initial public offering at a conversion price equal to 80% of the initial public offering price.
Equity Awards
Since January 1, 2018, we have granted stock options to employees, officers, directors and consultants, covering an aggregate of 7,270,239 shares of our common stock, having a weighted average exercise price of $0.36 per share, in connection with services provided to us by such parties.
Since January 1, 2018, we have issued an aggregate of 141,848 shares of our common stock to employees, officers, directors and consultants upon their exercise of stock options, for aggregate cash consideration of approximately $0.031 million.

Unless otherwise stated, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.
Item 16. Exhibits and financial statement schedules.
(a) Exhibits.
The exhibits listed below are filed as part of this registration statement.
Exhibit number	Exhibit description
1.1†	Form of Underwriting Agreement.
3.1*	Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on dated November 14, 2016, as currently in effect.
3.2*	Amendment to Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on dated January 10, 2017.
3.3*	Second Amendment to Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on dated February 2, 2017.
3.4*	Third Amendment to Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on dated July 29, 2020.
3.5*	Fourth Amendment to Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on dated April 30, 2021.
3.6	Form of Third Amended and Restated Certificate of Incorporation, which will become effective immediately prior to the closing of this offering.
3.7*	Bylaws, dated August 21, 2007, as currently in effect.
3.8	Form of Amended and Restated Bylaws, which will become effective immediately prior to the closing of this offering.
4.1†	Specimen Common Stock Certificate of Registrant.
5.1†	Opinion of Troutman Pepper Hamilton Sanders LLP.
10.1•	Form of Indemnification Agreement by and between the Registrant and its individual directors and officers.
10.2*	Third Amended and Restated Investor Rights Agreement dated as of March 20, 2014, by and among the Registrant and the investors listed therein.
10.3*	First Amendment dated as of March 23, 2020, to the Third Amended and Restated Investor Rights Agreement dated as March 20, 2014, by and among the Registrant and the investors listed therein.
10.4*	Office Lease dated July 1, 2017, by and between the Registrant and RJ Equities LP.
10.5*	First Amendment to Office Lease dated July 1, 2017, by and between the Registrant and RJ Equities LP.
10.6*	Office Lease dated July 1, 2021, by and between the Registrant and 2500/2700 Westchester Avenue Owner SPE LLC.
10.7•*	Amended and Restated 2007 Equity Incentive Plan.
10.8•*	2017 Equity Incentive Plan.

Exhibit number	Exhibit description
10.9•*	Amendment to 2017 Equity Incentive Plan.
10.10•*	Second Amendment to 2017 Equity Incentive Plan.
10.11•	2021 Equity Incentive Plan.
10.12•	2021 Employee Stock Purchase Plan.
10.13•*	Form of Restricted Stock Award Agreement.
10.14•*	Form of Stock Option Grant Notice and Award Agreement.
10.15•*	Employment Agreement dated June 1, 2020 by and between the Registrant and Lisa Ricciardi.
10.16•	Form of Amended and Restated Employment Agreement by and between the Registrant and Lisa Ricciardi, which will become effective immediately prior to the closing of this offering.
10.17•*	Separation and Release Agreement dated April 21, 2020 by and between the Registrant and Kenneth Moch.
10.18•*	Advisor Services Agreement dated March 17, 2020 by and between the Registrant and Kenneth Moch.
10.19•*	Letter Agreement dated October 7, 2019, by and between the Registrant and James M. O’Brien.
10.20•	Form of Employment Agreement by and between the Registrant and James M. O’Brien, which will become effective immediately prior to the closing of this offering.
10.21•	Form of Restrictive Covenant Agreement.
10.22•	Option Agreements for Directors
10.23•	Letter Agreement between the Registrant and Brett P. Monia, Ph.D.
10.24•	Letter Agreement between the Registrant and Jack A. Khattar.
10.25*	Grant Agreement dated August 14, 2016 by and between the Registrant and the National Institute of Aging.
10.26*	Grant Agreement dated September 12, 2017 by and between the Registrant and the National Institute of Aging.
10.27*	Grant Agreement dated April 18, 2018 by and between the Registrant and the National Institute of Aging.
10.28*	Grant Agreement dated September 8, 2018 by and between the Registrant and the National Institute of Aging.
10.29*	Grant Agreement dated August 28, 2020 by and between the Registrant and the National Institute of Aging.
10.30*	Grant Agreement dated September 5, 2020 by and between the Registrant and the National Institute of Aging.
10.31*	Grant Agreement dated September 18, 2020 by and between the Registrant and the National Institute of Aging.
10.32*	Grant Agreement dated February 3, 2021 by and between the Registrant and the National Institute of Aging.
10.33*	Grant Agreement dated April 30, 2021 by and between the Registrant and the National Institute of Aging.
10.34*	Grant Agreement dated May 6, 2021 by and between the Registrant and the National Institute of Aging.
10.35*	Grant Agreement dated May 10, 2021 by and between the Registrant and the National Institute of Aging
23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

Exhibit number	Exhibit description
23.2†	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this registration statement).

†
To be filed by amendment.

•
Indicates management contract or compensatory plan.

*
Previously filed.

(b) Financial statement schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.
Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York on July 29, 2021.
COGNITION THERAPEUTICS, INC.
By:	/s/ Lisa Ricciardi Lisa Ricciardi President and Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Lisa Ricciardi Lisa Ricciardi	Chief Executive Officer, President and Director (Principal Executive Officer)	July 29, 2021
/s/ James M. O’Brien James M. O’Brien	Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2021
* Jack A. Khattar	Director (Chairman of the Board)	July 29, 2021
* Mark H. Breedlove	Director	July 29, 2021
* Susan Catalano, Ph.D.	Director	July 29, 2021
* Aaron Fletcher, Ph.D.	Director	July 29, 2021
* Brett P. Monia, Ph.D.	Director	July 29, 2021
* Stephen Sands	Director	July 29, 2021
* Peggy Wallace	Director	July 29, 2021
*By: /s/ Lisa Ricciardi Lisa Ricciardi Attorney-in-fact